Exhibit 5.1

Hogan Lovells US LLP Harbor East 100 International Drive Suite 2000 Baltimore, MD 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com
February 16, 2011
Board of Directors
NxStage Medical, Inc.
439 S. Union Street, 5th Floor
Lawrence, Massachusetts 01843
Ladies and Gentlemen:
     We are acting as counsel to NxStage Medical, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (No. 333-170654) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of up to 5,500,000 shares of the Company’s common stock, par value $0.001 per share, by the selling stockholders named in a prospectus supplement, dated February 16, 2011 (the “Prospectus Supplement”), to the prospectus dated November 17, 2010, all of which shares (the “Shares”) are issuable upon the exercise of an outstanding warrant to purchase common stock (the “Warrant”) held by DaVita Inc. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed, including the Warrant, a copy of which was filed by the Company on August 6, 2010 as Exhibit 10.2 to its Quarterly Report on Form 10-Q for the period ending June 30, 2010. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. Hogan Lovells refers to the international legal practice comprising Hogan Lovells US LLP, Hogan Lovells International LLP, Hogan Lovells Worldwide Group (a Swiss Verein), and their affiliated businesses with offices in: Abu Dhabi Alicante Amsterdam Baltimore Beijing Berlin Boulder Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Madrid Miami Milan Moscow Munich New York Northern Virginia Paris Philadelphia Prague Rome San Francisco Shanghai Silicon Valley Singapore Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jeddah Riyadh Zagreb

     Based upon, subject to and limited by the foregoing, we are of the opinion that, following exercise of the Warrant pursuant to its terms and issuance of the Shares thereunder, the Shares so issued will be validly issued, fully paid, and nonassessable.
     This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.
     We hereby consent to the filing of this opinion letter as Exhibit 5.01 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.
Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP

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